Media General Reports Fourth-Quarter 2012 Results

-- Revenues of $108.7 million increased 40%

-- Operating income of $42.3 million increased more than 2.5 times from prior year

-- Net income was $17.6 million, or 62 cents per share

-- Broadcast Cash Flow totaled $50.4 million

RICHMOND, Va., Jan. 31, 2013 /PRNewswire/ -- Media General, Inc. (NYSE: MEG), a broadcast television and digital media company, today reported fourth-quarter 2012 operating income of $42.3 million, more than 2.5 times greater than fourth-quarter 2011 operating income of $16.3 million. Net income in the fourth quarter was $17.6 million, or 62 cents per share, compared with a net loss of $3.3 million, or 15 cents per share, in the prior year.

George L. Mahoney, president and chief executive officer of Media General, said, "Media General had an exceptional fourth quarter, marked by 40% revenue growth. Record Political advertising was $30 million. Core Local and National advertising revenues, excluding Political, increased 4%. Media General was particularly well positioned to maximize Political advertising opportunities, with six of our stations located in four of the key battleground states. Broadcast cash flow in the fourth quarter was $50.4 million, with a margin of 46%," said Mr. Mahoney.

Starting with the full-year 2013, Media General's fiscal year will be a conventional calendar year (Jan. 1 – Dec. 31). Previously, the company's fiscal year ended on the last Sunday in December, a newspaper industry practice. Fiscal year 2012 began on December 26, 2011 and ended on December 31, 2012. Fiscal year 2011 began on December 27, 2010 and ended on December 25, 2011.

Total revenues in the fourth quarter of 2012 were $108.7 million compared with $77.9 million in the prior year. Local gross time sales increased 5.3% to $50.7 million. National gross time sales grew 1.4% to $25.2 million. The largest advertising category, automotive, increased 21%. Other key categories with strong growth in the quarter included entertainment, home improvement and furniture.

Cable and satellite retransmission fees rose 84.3% to $9.9 million, as a result of contract renewals in late 2011 that included higher rates. Digital revenues increased 18.8% to $2.7 million, driven primarily by Local advertising, which grew 16%.

Higher station operating costs in the fourth quarter reflected an increase in commissions from the strong revenue performance, higher NBC affiliate fees, a five-day furlough repayment in December 2012, and prior-year savings of nearly $2 million from a companywide furlough program.

Corporate expense of $101,000 in the fourth quarter compared with $9.6 million last year, and included two large non-recurring gains in the current quarter. The gains included a non-cash curtailment of more than $2 million resulting from former newspaper employees leaving the company's post-retirement plans, and a $5 million non-cash gain resulting from outsourcing disability coverage for substantially all Medicare eligible participants to a third party.

Total interest expense in the fourth quarter was $21 million, compared with $14.6 million last year. In the current quarter, cash interest paid was $16.7 million, non-cash interest expense was $2.6 million, and accrued but not paid cash interest was $1.7 million.

Noncash tax expense was $3.4 million in the fourth quarter, compared with $6.2 million in the prior year. The lower tax expense was primarily due to the absence of an intraperiod tax allocation made between continuing operations and Other Comprehensive Income that was recorded in the fourth quarter of last year.

EBITDA from continuing operations (income before interest, debt modification and extinguishment costs, taxes, and depreciation and amortization) was $48.1 million, compared with $23.8 million in the 2011 period.

Media General provides the non-GAAP financial metrics: Broadcast cash flow, EBITDA from continuing operations, After-tax cash flow from continuing operations, and Free cash flow. The company believes these metrics are alternative measures used in peer comparison and by lenders, investors, financial analysts and rating agencies to evaluate a company's ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Conference Call and Webcast

The company will hold a conference call with financial analysts today at 2:30 p.m. ET. To dial in to the call, listeners may call 866-831-6234 about 10 minutes prior to the 2:30 p.m. start. The participant passcode is "Media General."

Listeners may also access a live webcast by logging on to www.mediageneral.com and clicking on the "Live Webcast" link on the homepage about 10 minutes in advance. A replay of the webcast will be available online at www.mediageneral.com beginning at 3:30 p.m. today. A telephone replay will also be available, beginning at 1:00 p.m. on February 1, 2013, and ending at 11:59 p.m. on February 8, 2013, by dialing 888-286-8010 or 617-801-6888 and using the passcode 57846918.

2012 Financial Statements

Media General will issue its 2012 audited financial statements, including footnotes, on its website www.mediageneral.com, following the close of the stock market today. A link to the statements will be posted prominently on the website's home page.

About Media General
Media General is a leading provider of news, information and entertainment across 18 network-affiliated broadcast television stations and their associated digital media and mobile platforms. The company's stations serve consumers and advertisers in strong local markets, primarily in the Southeast. Media General's network affiliates include eight NBC stations, eight CBS stations, one ABC station and one CW station. Six of the company's stations operate in the Top 40 markets in the United States. Media General's stations reach more than one-third of TV households in the Southeast and more than 8 percent of U.S. TV households. Media General entered the television business in 1955 when it launched WFLA-TV in Tampa, Florida, as an NBC affiliate. Today, WFLA is the company's largest TV station, operating in the 14th largest DMA in the United States.

Contact Media General

Additional information about Media General is available on its website www.mediageneral.com or by contacting Lou Anne J. Nabhan, Vice President-Corporate Communications, at (804) 887-5120 or lnabhan@mediageneral.com.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fourteen Weeks Ending	Thirteen Weeks Ending	Fifty-Three Weeks Ending	Fifty-Two Weeks Ending

	December 31,	December 25,	December 31,	December 25,
(Unaudited, in thousands except per share amounts)	2012	2011	2012	2011

Station revenue (less agency commissions)	$ 108,658	$ 77,881	$ 359,722	$ 280,611

Operating costs:
Station production expenses	33,637	25,483	125,996	111,586
Station selling, general, and administrative expenses	24,762	19,618	88,235	80,472
Corporate and other expenses	101	9,581	31,705	33,651
Depreciation and software amortization	5,298	5,630	22,422	23,029
Amortization of intangible assets	441	1,313	2,637	5,253
Loss (gain) related to fixed assets, net	2,094	(23)	2,062	213
Total operating costs	66,333	61,602	273,057	254,204

Operating income	42,325	16,279	86,665	26,407

Other income (expense):
Interest expense	(10,155)	(14,616)	(51,566)	(64,403)
Interest expense - related party	(10,851)	---	(26,468)	---
Debt modification and extinguishment costs	---	---	(35,415)	---
Other, net	6	593	458	1,281
Total other expense	(21,000)	(14,023)	(112,991)	(63,122)

Income (loss) from continuing operations before income taxes	21,325	2,256	(26,326)	(36,715)

Income tax expense	3,408	6,217	13,631	12,218

Income (loss) from continuing operations	17,917	(3,961)	(39,957)	(48,933)
Discontinued operations:
Income (loss) from discontinued operations (net of tax)	(682)	657	(11,270)	(25,389)
Loss related to divestiture of discontinued operations (net of tax)	401	---	(142,190)	---
Net income (loss)	$ 17,636	$ (3,304)	$ (193,417)	$ (74,322)

Net income (loss) per common share - basic and diluted (1):
Income (loss) from continuing operations	$ 0.63	$ (0.18)	$ (1.68)	$ (2.18)
Discontinued operations	(0.01)	0.03	(6.47)	(1.13)
Net income (loss) per common share - basic and diluted	$ 0.62	$ (0.15)	$ (8.15)	$ (3.31)

Weighted-average common shares outstanding:
Basic and diluted	27,266	22,505	23,744	22,478

(1)

For earnings per share purposes, shares under the Performance Accelerated Restricted Stock (PARS) and Deferred Stock Units (DSU) plans are considered to participate equally with common shareholders in the Company's earnings.  For the fourteen weeks ending December 31, 2012, this reduced both the income from continuing operations per share and the net income per share by $0.03.

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 25,
(Unaudited, in thousands)	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$ 36,802	$ 23,108
Accounts receivable - net	58,486	58,587
Other	18,493	17,424
Assets of discontinued operations	670	331,784
Total current assets	114,451	430,903

Other assets	45,462	28,277

Property, plant and equipment - net	166,105	176,821

Goodwill and other intangibles - net	447,403	450,040
Total assets	$ 773,421	$ 1,086,041

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$ 11,669	$ 16,527
Accrued expenses and other liabilities	64,362	46,472
Liabilities of discontinued operations	467	38,716
Total current liabilities	76,498	101,715

Long-term debt	295,721	658,199

Long-term debt - related party	257,466	-

Retirement, postretirement, and postemployment plans	242,309	223,132

Deferred income taxes	58,865	45,954

Other liabilities and deferred credits	18,786	23,088

Stockholders' equity (deficit)	(176,224)	33,953
Total liabilities and stockholders' equity (deficit)	$ 773,421	$ 1,086,041

SUPPLEMENTAL INFORMATION

Media General, Inc.
Selected Revenue Categories

	Fourteen Weeks Ending	Thirteen Weeks Ending		Fifty-Three Weeks Ending	Fifty-Two Weeks Ending
	December 31,	December 25,		December 31,	December 25,
(Unaudited, in thousands)	2012	2011	% Change	2012	2011	% Change
Local (gross)	$ 50,656	$ 48,112	5.3%	$ 187,346	$ 176,652	6.1%
National (gross)	25,195	24,848	1.4%	94,504	88,634	6.6%
Political	30,474	3,607	---	63,698	5,714	---
Cable/Satellite (retransmission) fees	9,944	5,396	84.3%	37,662	21,367	76.3%
Digital (local website revenues)	2,721	2,290	18.8%	9,899	8,361	18.4%

Broadcast Cash Flow

	Fourteen Weeks Ending	Thirteen Weeks Ending		Fifty-Three Weeks Ending	Fifty-Two Weeks Ending
	December 31,	December 25,		December 31,	December 25,
(Unaudited, in thousands)	2012	2011		2012	2011

Operating income	$ 42,325	$ 16,279		$ 86,665	$ 26,407
Add:
Corporate and other expenses	101	9,581		31,705	33,651
Depreciation and software amortization	5,298	5,630		22,422	23,029
Amortization of intangible assets	441	1,313		2,637	5,253
Loss (gain) related to fixed assets, net	2,094	(23)		2,062	213
Amortization of broadcast film rights	2,984	2,566		10,738	16,298
Less:
Payments for broadcast film rights	2,839	2,521		10,493	15,925
Broadcast cash flow	$ 50,404	$ 32,825		$ 145,736	$ 88,926

SUPPLEMENTAL INFORMATION

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Fourteen Weeks Ending	Thirteen Weeks Ending	Fifty-Three Weeks Ending	Fifty-Two Weeks Ending

	December 31,	December 25,	December 31,	December 25,
(Unaudited, in thousands)	2012	2011	2012	2011

Income (loss) from continuing operations	$ 17,917	$ (3,961)	$ (39,957)	$ (48,933)
Interest	21,006	14,616	78,034	64,403
Debt modification and extinguishment costs	-	-	35,415	-
Depreciation and software amortization	5,298	5,630	22,422	23,029
Amortization of intangible assets	441	1,313	2,637	5,253
Taxes	3,408	6,217	13,631	12,218

EBITDA from continuing operations	$ 48,070	$ 23,815	$ 112,182	$ 55,970

Income (loss) from continuing operations	$ 17,917	$ (3,961)	$ (39,957)	$ (48,933)
Taxes *	3,408	6,217	13,631	12,218
Depreciation and software amortization	5,298	5,630	22,422	23,029
Amortization of intangible assets	441	1,313	2,637	5,253

After-tax cash flow from continuing operations	$ 27,064	$ 9,199	$ (1,267)	$ (8,433)

After-tax cash flow from continuing operations	$ 27,064	$ 9,199	$ (1,267)	$ (8,433)
Capital expenditures	10,623	3,372	17,886	19,053

Free cash flow	$ 16,441	$ 5,827	$ (19,153)	$ (27,486)
*	The Company's income taxes are non-cash in nature and have been added back accordingly.
See 2011 Form 10-K for further discussion.

Corporate and other expenses

	Fourteen Weeks Ending	Thirteen Weeks Ending	Fifty-Three Weeks Ending	Fifty-Two Weeks Ending

	December 31,	December 25,	December 31,	December 25,
(Unaudited, in thousands)	2012	2011	2012	2011
Corporate (excluding depreciation and amortization)	$ 6,112	$ 7,015	$ 28,211	$ 29,909
Corporate severance	(51)	176	3,394	254
Incentive compensation (including stations)	1,374	1,776	5,723	1,611
Postretirement benefits**	(2,337)	44	(2,222)	173
Postemployment benefits**	(4,975)	(115)	(4,828)	35
Other operating expenses	(22)	685	1,427	1,669
Corporate and other expenses	$ 101	$ 9,581	$ 31,705	$ 33,651

**

In the fourth quarter of 2012, the Company recorded gains related to postretirement and postemployment benefits. The postretirement gain resulted from former newspaper employees leaving certain of the Company's postretirement plans. The postemployment gain is due to outsourcing coverage for substantially all Medicare eligible participants to a third-party.